Exhibit 99.1

Media Contact	August 31, 2015
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Crissy Carlisle, 205-970-5860
crissy.carlisle@healthsouth.com
HealthSouth Announces Definitive Agreement to Acquire CareSouth Home Health Agency Operations

Adds New Geographic Markets to Home Health and Hospice Segment

Provides Additional Clinical Collaboration Opportunities with
Inpatient Rehabilitation Segment

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) (“HealthSouth”), a leading provider of post-acute healthcare services, today announced its Encompass Home Health operating unit (“Encompass”) has entered into a definitive agreement to acquire the home health agency operations of CareSouth Health System, Inc. (“CareSouth”) for a cash purchase price of $170 million. CareSouth operates a portfolio of 45 home health locations in 7 states and generated revenues of approximately $104 million in 2014. The transaction was approved by both companies’ boards of directors and is expected to close in the fourth quarter of 2015, subject to regulatory approval. HealthSouth expects to fund the transaction with cash on hand and borrowings under its senior secured credit facility.

The CareSouth acquisition enables HealthSouth to leverage the operating platform of Encompass across home health locations in the new markets of Alabama, Georgia, North Carolina, South Carolina, and Tennessee. CareSouth also improves Encompass’ market share position in the key states of Florida and Virginia. Upon completion of this transaction, Encompass will become the third largest home health provider in Virginia and the ninth largest home health provider in Florida. These new home health locations will overlap with fourteen of HealthSouth’s existing inpatient rehabilitation hospitals. The addition of these assets will allow HealthSouth to better serve the post-acute needs of patients in those markets by offering both facility-based and home-based post-acute services.

“We are very pleased to be joining forces with a great organization like CareSouth. By combining the CareSouth and Encompass teams, we will further our mission of providing a better way to care,” said April Anthony, Chief Executive Officer of Encompass. “We have respected the CareSouth management team for some time and are confident our cultures and philosophies will align well.”

The closing of the transaction is subject to certain customary closing conditions and regulatory approvals, including expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino

Antitrust Improvements Act. HealthSouth intends to address the effects of this acquisition on its Adjusted EBITDA and earnings per share after the transaction closes.

About HealthSouth
HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 33 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.

About CareSouth
CareSouth is a provider of home health, hospice, and private duty services with 45 locations across the mid-atlantic and southeast region. CareSouth’s senior living service division and its Health at Home joint venture will not be included in this acquisition and will continue following the acquisition to operate under the name Careity. CareSouth can be found on the Web at www.caresouth.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements, such as those relating to the purchase price and the likelihood, timing and effects of the completion of this acquisition. In addition, HealthSouth may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking statements speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such statements, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, are inherently uncertain, and involve a number of risks and uncertainties. HealthSouth's actual results or events may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results or events to differ materially from those anticipated include, but are not limited to, the regulatory review and approval process for the acquisition, the satisfaction of other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought by or against HealthSouth, including those related to issues at acquired companies and litigation brought to prevent the closing of this acquisition; the possibility this acquisition will experience other unexpected delays; the ability to finance the acquisition purchase price and complete this acquisition on terms and conditions anticipated or consistent with HealthSouth’s historical financing activity; any adverse effects on HealthSouth’s stock price resulting from the announcement, financing, closing or the integration of this acquisition; the ability to ultimately realize anticipated tax benefits; the ability to successfully complete and integrate this acquisition consistent with HealthSouth’s growth strategy, including realization of anticipated revenues and cost savings, minimizing the negative impacts on margins arising from the changes in staffing and other operating practices, and avoidance of unforeseen exposure to liabilities; significant changes in HealthSouth’s management team; changes in the regulation of the healthcare industry broadly or the home health segment specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; the ability to maintain proper local, state and federal licensing where the acquired company does business; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including the unauthorized access to or theft of patient or other sensitive information as well as any unforeseen issues related to integration of the acquired company’s systems; the ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

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